Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Xenon Pharmaceuticals Inc.

We consent to the incorporation by reference in the registration statement on Form S-8 (No. 333-199860) of Xenon Pharmaceuticals Inc. of our report dated March 12, 2015, with respect to the balance sheets as at December 31, 2014 and December 31, 2013, the related statements of operations, comprehensive income (loss), changes in redeemable convertible preferred shares and shareholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2014, which report appears in the December 31, 2014 annual report on Form 10-K of Xenon Pharmaceuticals Inc.

/s/ KPMG LLP

Chartered Accountants

March 12, 2015

Vancouver, Canada